Exhibit 99.1

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Pat Stobb 330-796-6704
FOR IMMEDIATE RELEASE
#23888fi.411
Goodyear Amends European Credit Facility, Closes Notes Offering
     AKRON, Ohio, April 20, 2011 — The Goodyear Tire & Rubber Company today announced that it has amended and restated its European revolving credit facility and closed an offering of €250 million aggregate principal amount of senior notes due in 2019 by its European subsidiary, Goodyear Dunlop Tires Europe B.V. (GDTE). Changes to the European credit facility include the extension of the maturity to 2016 and the reduction of available commitments from €505 million to €400 million. Loans under the amended facility will bear interest at EURIBOR plus 250 basis points.
     The notes were issued by GDTE at par and will bear interest at an annual rate of 6 3/4%. The notes are senior unsecured obligations of GDTE and are guaranteed on a senior unsecured basis by Goodyear and its U.S. and Canadian subsidiaries that guarantee Goodyear’s senior credit facilities. The net proceeds from the offering of the notes will be used to repay existing borrowings on the European revolving credit facility and for general corporate purposes.
     The notes were offered in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended. The offering and sale of the notes were not registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.
     Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 55 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.

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